DATA PAGES

The Data Pages consist of Parts A, B, C, and D and are part of your Contract. Definitions set forth in your Contract apply to capitalized terms used in the Data Pages. The benefits described in the Data Pages are subject to all the terms and conditions in your Contract, except as modified below.

PART A — This part lists your personal data.

Owner:	[JOHN DOE]	Age: [60]	Sex: [Male]

[Available only under NQ Contracts]

[Joint Owner:	[JANE DOE]	Age: [55]	Sex: [Female]]

Annuitant:	[JOHN DOE]	Age: [60]	Sex: [Male]

For NQ and Custodial Owner Joint Life IRA Contracts issued with a Joint Annuitant:

[Joint Annuitant:	[JANE DOE] Age: [55]	Sex: [Female]]

[Applicable to Qualified Plan Contracts]

  [Employer:]    [ABC Company]

  [Plan:]            [ABC Company Plan]

Beneficiary(ies):	[JANE DOE]

Contract Number:	[00000]

Endorsements Attached:

[Market Segment Endorsements]

[Endorsement Applicable to Non-Qualified Contracts

Endorsement Applicable to IRA Contracts

Endorsement Applicable to Roth IRA Contracts

Endorsement Applicable to Defined Contribution Qualified Plan Contracts

Endorsement Applicable to Defined Benefit Qualified Plan Contracts

MSCI Disclosure Endorsement]

[Optional Rider(s) Attached:

[[Return of Premium] Death Benefit Rider

[Step Up] Segment Rider]]

Issue Date:	[January 1, 2017]
Contract Date:	[January 1, 2017]
Contract Maturity Date:	[January 1, 2055]

The Contract Maturity Date may not be later than the Contract Date Anniversary which follows the Annuitant’s [98th] birthday. (see Section 8.02) The Contract Maturity Date is based on the Annuitant’s date of birth and will not change under the Contract except as described in Section 8.02.

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If there is a successor Annuitant named under the Contract, the Contract Maturity Date will not change and will continue to be based on the original Annuitant’s date of birth. [For NQ Contracts with Joint Annuitants] [For Contracts with Joint Annuitants, the age of the older Annuitant determines the Maturity Date.]

PART B — This part describes certain provisions of your Contract.

PART II - STRUCTURED INVESTMENT OPTION

Participation Rate: (See Section 2.01c of the Contract)

The current Participation Rate is [100%] for [all Segments].

Segment Business Day: (See Section 2.01(g) of the Contract)

A Segment Business Day generally occurs on any day that all Indices offered under this Contract publish a price as described below:

If the Index is ...	then ...
[S&P 500 Price Return Index (S&P 500) Russell 2000 Price Return Index (Russell 2000) iShares MSCI EAFE ETF (MSCI EAFE ETF)]	[any day the New York Stock Exchange is scheduled to be open is deemed to be a day it is scheduled to publish a price.]

Segment Start Date: (see Section 2.01(o) and Section 2.07 of the Contract) [The Segment Start Date is generally the first and third [Thursday] of each month. If the Segment Start Date falls on a non-Segment Business Day, the Segment Start Date will be the prior Segment Business Day.]

Segment Maturity Date: (see Section 2.01(k) and Section 2.07) of the Contract) [The Segment Maturity Date is generally the [Wednesday] before the [first] and [third] [Thursday] (as determined by the Segment Start Date and the Segment Duration) of the same month as the Segment Start Date in the calendar year in which the Segment Duration ends. If the Segment Maturity Date falls on a non-Segment Business Day, the Segment Maturity Date will be the prior Segment Business Day.]

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•	STRUCTURED INVESTMENT OPTION

• SEGMENT TYPE
	Segment Duration (Year(s))	Segment Buffer	Percentage Allocated		Amount Allocated
[S&P 500	6 Year	-10%	[50	%]	[$	50,000	]
S&P 500	6 Year	-20%
S&P 500	6 Year	-30%
Russell 2000	6 Year	-10%	[50	%]	[$	50,000	]
Russell 2000	6 Year	-20%
Russell 2000	6 Year	-30%
MSCI EAFE ETF	6 Year	-10%
MSCI EAFE ETF	6 Year	-20%
MSCI EAFE ETF	6 Year	-30%

S&P 500 [Annual Lock]	6 Year	-10%
Russell 2000 [Annual Lock]	6 Year	-10%
MSCI EAFE ETF [Annual Lock]	6 Year	-10%

S&P 500 [Step Up]	1 Year	-10%
Russell 2000 [Step Up]	1 Year	-10%]

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•	VARIABLE INVESTMENT OPTIONS (See Part III of the Contract)

	Percentage Allocated	Amount Allocated
[AXA Balanced Strategy
EQ/Money Market]

	Total:	[$	100,000.00	]

[Allocations must be in whole numbers and must total 100%. The maximum number of Segments that may be active under your Contract at any given time is [136]. You may not allocate amounts to more than [136] Segments at any one time. If (i) a contribution into a Segment Type Holding Account, or (ii) a transfer from a Segment Type Holding Account into a Segment, or (iii) a transfer from a Variable Investment Option into a Segment Type Holding Account, or (iv) on a Segment Maturity Date, a transfer from a Segment to a Segment Type Holding Account, would ultimately cause your Contract to exceed this limit, amounts will be transferred to the [EQ/Money Market Variable Investment Option] as described in the next sentence. As of the close of business on the Segment Business Day prior to the Segment Start Date, if the total number of Segments scheduled to be established on the Segment Start Date would cause the Contract to exceed the [136] limit, amounts in Segment Type Holding Accounts and amounts from maturing Segments scheduled to transfer into Segment Type Holding Accounts will be allocated to the [EQ/Money Market Variable Investment Option] in order of those that would have established new Segments with the least initial Segment Investment first until the number of Segments scheduled to be established will no longer cause the Contract to exceed the limit of [136]. We will notify you if this number changes. Any such change will not affect the Segments in which you currently invest.]

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PART IV - CONTRIBUTIONS AND ALLOCATIONS.

[CONTRIBUTIONS AND ALLOCATIONS TO THE STRUCTURED INVESTMENT OPTION (See Section 4.01A of the Contract)

Segment Participation Requirements

In connection with item “b” of the fourth paragraph of this Section in the Contract, the following Segment Types will be available to Contract Owners ages [91] to [96]:

SEGMENT TYPE	Segment Duration (Year(s))	Segment Buffer
[S&P 500	1 Year	-10%
Russell 2000	1 Year	-10%
S&P 500 [Step Up]	1 Year	-10%
Russell 2000 [Step Up]	1 Year	-10%]	]

MINIMUM AMOUNTS, LIMITS AND REQUIREMENTS FOR CONTRIBUTIONS (See Section 4.02 of the Contract)

Initial Contribution minimum: [$25,000]

Subsequent Contribution minimum: [$500] Subsequent Contributions can be made until the older of the original Annuitant and Owner attains age [86] or if later, the first Contract Date Anniversary.

[Amounts you allocate to a Segment Type Holding Account will not automatically transfer to a new Segment before [60] days after your Contract Date.]

We may refuse to accept any Contribution if the sum of all Contributions under all [Structured Capital Strategies Series] Contracts with the same Annuitant or Owner would then total more than [$1,500,000].

We may also refuse to accept any Contribution if the sum of all Contributions under all AXA Equitable annuity accumulation Contracts/Certificates of which you are Owner or of which you are the Annuitant would total [$2,500,000.]

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PART V – TRANSFERS AMONG INVESTMENT OPTIONS

TRANSFER REQUESTS (See Section 5.01 of the Contract)

[There is currently no minimum transfer amount.]

TRANSFER RULES (See Section 5.02 of the Contract):

Transfer Rules – General

We reserve the right to:

a)	[limit transfers among or to the Variable Investment Options and the Segment Type Holding Accounts to no more than once every 30 days,

b)	require a minimum time period between each transfer into or out of one or more specified Variable Investment Options and the Segment Type Holding Account,

c)	establish a maximum dollar amount that may be transferred on any Transaction Date among Variable Investment Options and the Segment Type Holding Accounts,

d)	reject transfer requests from a person acting on behalf of multiple contract owners unless pursuant to a trading authorization agreement that we have accepted.]

Transfer Rules Applicable to the Structured Investment Option

a)	[You may not transfer into a Segment Type Holding Account if the upcoming Segment would have a Segment Maturity Date that is later than your Contract Maturity Date.

b)	Amounts transferred into a Segment Type Holding Account on a Segment Start Date are not included in any transfer from the Segment Type Holding Account to a Segment that starts on that same day.

c)	You may transfer out of a Segment Type Holding Account on any date other than a Segment Start Date.

d)	Transfers on the Segment Start Date from a Segment Type Holding Account to a Segment are automatic.

e)	Once amounts are transferred from a Segment Type Holding Account to a Segment, transfers into or out of that Segment are not permitted.]

Transfer Rules Applicable to Variable Investment Options

[Communications services may be restricted or denied if we determine that you used such services for market timing or other trading strategies that may disrupt operation of a Variable Investment Option or have a detrimental effect on the unit value of any Variable Investment Option.

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We reserve the right to:

a)

restrict or prohibit transfers in connection with execution of Investment Fund instructions to restrict or prohibit purchases or redemptions of fund shares or to collect a redemption fee on transfers involving fund shares, or

b)

impose conditions or limitations on transfer rights, restrict transfers or refuse any particular transfer if we are concerned that market timing, excessive trading or other trading strategies may disrupt operation of a Variable Investment Option or may have a detrimental effect on the unit value of any Variable Investment Option or determine that you have engaged in any such strategy.]

PART VI – WITHDRAWALS AND TERMINATION

WITHDRAWALS (See Section 6.01 of the Contract):

Withdrawals will be processed on a pro-rata basis from your Annuity Account Value in the Variable Investment Options. If there is insufficient value or no value in the Variable Investment Options, any additional amount required or the total amount of the withdrawal, as applicable, will be withdrawn from the Segment Type Holding Accounts on a pro-rata basis. If there is insufficient value in the Segment Type Holding Accounts, any additional amount required or the total amount of the withdrawal, as applicable, will be withdrawn from the Segments on a pro-rata basis. [The following language is applicable to Traditional IRA Contracts only] [Withdrawals under our Automatic Required Minimum Distribution (“RMD”) Withdrawal Service will be made in the same manner as described above.]

Alternatively, you may provide specific instructions for how you wish withdrawals to be processed. You may provide withdrawal instructions for a specific Variable Investment Option(s) or Segment Type Holding Account(s). A specific dollar amount or percentage must be provided for each Variable Investment Option or Segment Type Holding Account. If you have requested at least 100% of the amounts in the Variable Investment Options and Segment Type Holding Account(s), or there is no value in the Variable Investment Options and the Segment Type Holding Account(s), you may request to take a specific dollar amount or percentage of the Segment Interim Value from specified Segments. Withdrawals cannot be taken on a pro-rata basis for the specified Variable Investment Options or Segment Type Holding Accounts or Segments.

Amounts cannot be withdrawn from Segments while there is any Annuity Account Value in the Variable Investment Options or Segment Type Holding Accounts.

Effect of Withdrawals on an [Annual Lock] Segments

Withdrawals from [Annual Lock] Segments will reduce your Segment Investment on the Transaction Date on a pro-rata basis and such adjustment will be reflected in each [Anniversary Ending Amount].

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[You may, however, request on a Segment Maturity Date to withdraw, in part or in whole, from a Segment, your Segment Maturity Value, without regard to the above provisions.]

The minimum lump sum withdrawal amount is [$300].

[The following language is applicable to Traditional IRA Contracts only]

[Automatic Required Minimum Distribution Withdrawals: The Automatic Required Minimum Distribution Withdrawal minimum initial amount is [$250]. See Endorsement Applicable to Traditional IRA Contracts.]

[The following language is applicable to QP Contracts only]

[Amounts withdrawn to pay Third Party Administrator (TPA) fees are not subject to this minimum withdrawal amount.]

CONTRACT TERMINATION (See Section 6.02 of the Contract):

Requests for a withdrawal must be for either (a) 90% or less of the Cash Value or (b) 100% of the Cash Value (surrender of the Contract). A request for more than 90% of the Cash Value will be considered a request to withdraw 100% of the Cash Value and this Contract will terminate.

If a withdrawal is made that would result in a Cash Value less than [$500], we will so advise you and have the right to pay you such Value. In that case, this Contract will terminate.

PART VIII – ANNUITY BENEFITS

NORMAL FORM OF ANNUITY BENEFIT (See Section 8.04 of the Contract): Life Annuity 10 Year Period Certain

For annuity commencement date ages [80] and greater the “Period Certain” is as follows:

Annuitization Age	Length of Period Certain
Up to age [80	[10
81	9
82	8
83	7
84	6
85	5
86	4
87	3
88	2
89	1
90 through 98]	0]

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AMOUNT OF ANNUITY BENEFIT (See Section 8.05 of the Contract): The amount applied to provide the Annuity Benefit will be (1) the Annuity Account Value for any life annuity form or (2) the Cash Value for any annuity certain (an annuity form which does not guarantee payments for a person’s lifetime) except that, if the period certain is more than five years, the amount applied will be no less than 95% if available, of the Annuity Account Value.

INTEREST RATE TO BE APPLIED IN ADJUSTING FOR MISSTATEMENT OF AGE OR SEX (See Section 8.06 of the Contract):

[6%] per year

MINIMUM AMOUNT TO BE APPLIED TO AN ANNUITY (See Section 8.06 of the Contract): [$2,000], as well as minimum of [$20] for initial monthly annuity payment.

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PART C – This part describes certain charges in your Contract.

PART IX – CHARGES

Withdrawal Charges (See Section 9.01 of the Contract): A Withdrawal Charge will be imposed as a percentage of each Contribution made to the extent that a withdrawal exceeds the Free Withdrawal Amount as discussed in Section 9.01, if the Contract is surrendered to receive the Cash Value, or to annuitize to a non-life contingent Annuity Benefit, if available. We determine the Withdrawal Charge separately for each Contribution in accordance with the table below.

Contract Year	Percentage of Contributions
[1	6.00%
2	6.00%
3	5.00%
4	5.00%
5	4.00%
6	3.00%
7 and later	0.00%]

The applicable Withdrawal Charge percentage is determined by the Contract Year in which the withdrawal is made or the Contract is surrendered, beginning with ‘‘Contract Year 1’’ with respect to each Contribution withdrawn or surrendered. For purposes of the table, for each Contribution, the Contract Year in which we receive that Contribution is ‘‘Contract Year 1.’’

Withdrawal Charges will be deducted from the Investment Options from which each withdrawal is made in proportion to the amount being withdrawn from each Investment Option.

Your years of participation under the Prior Contract or years since Contributions were made under the Prior Contract, if applicable, may be included for purposes of determining the Withdrawal Charge.

Free Withdrawal Amount (see Section 9.01 of the Contract): [10%] of the Annuity Account Value at the beginning of the Contract Year, minus any amount previously withdrawn during the Contract Year. In the first Contract Year amounts received within [90 days] of the Contract Date are included for purposes of calculating the Free Withdrawal Amount. Amounts withdrawn up to the Free Withdrawal Amount will not be deemed a withdrawal of Contributions for the purpose of calculating a Withdrawal Charge.

Withdrawals in excess of the Free Withdrawal Amount will be deemed withdrawals of Contributions in the order in which they were made (that is, the first-in, first-out basis will apply).

The Free Withdrawal Amount does not apply when calculating the Withdrawal Charge applicable upon a surrender.

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Transfer Charges (See Section 9.02 of the Contract):

Currently, the number of free transfers is [unlimited], subject to the terms of Sections 6.01 and 9.02. However, we reserve the right to limit the number of free transfers to [12] transfers per Contract Year.

[For each additional transfer in excess of the free transfers, we will charge the lesser of [$25] or [2%] of each transaction amount at the time each transfer is processed. The Charge is deducted from the Investment Options from which each transfer is made on a pro-rata basis. This charge may change, subject to a maximum of $35 for each transaction. Automatic transfers between a Segment Type Holding Account and to a Segment are not included for purposes of this charge.]

Variable Investment Options Fee (See Section 9.04 of the Contract):

Annual Rate of [1.15%] (equivalent to a daily rate of [0.003169%])

Third Party Transfer Charge (see Section 9.06 of the Contract):

We reserve the right to deduct a charge from the amounts withdrawn, which is no greater than $125 per occurrence for a direct rollover, direct transfer, or 1035 exchange from this Contract and transferred to a third party, or to another company, or in connection with an exchange of this Contract for a Contract issued by another company. The current charge is [$65].

This charge will be deducted from the Annuity Account Value in the Variable Investment Options on a pro rata basis. If there is insufficient value or no value in the Variable Investment Options, any additional amount required or the total amount of the withdrawal, as applicable, will be withdrawn from the Segment Type Holding Accounts on a pro-rata basis. If there is insufficient value in the Segment Type Holding Accounts, any additional amount required or the total amount of the withdrawal, as applicable, will be withdrawn from the Segments on a pro-rata basis.

Check Preparation Charge (see Section 10.06 of the Contract): Alternate Payment Method

We will pay all amounts due under this Contract by direct deposit to a bank account that accepts such deposits provided that you have given us authorization, and the information we need to initiate the deposit, in a form acceptable to us. If you have not provided such authorization and information, we will make the payment by check drawn on a bank located in the United States (subject to any check preparation charge specified herein) or by any other method to which you and we agree. All payments will be made in U.S. Dollars. Any Check Preparation Charge will not exceed $85. The current charge is [$0.00].

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PART D – This part describes waivers of certain charges in your Contract.

Withdrawal Charge Waivers - In accordance with Section 9.01 of the Contract, we reserve the right to reduce or waive the Withdrawal Charge.

For Waivers [3, 4 and 5] specified below, there is a twelve month ineligibility period (the period during which you are ineligible to receive the waiver benefit), beginning on the Contract Date of this Contract and ending on the first Contract Date Anniversary. Once the ineligibility period has expired, the Owner (herein referred to as “the claimant”) may submit a claim for any such waiver. The claim must be submitted on our Withdrawal Charge waiver form within 10 Business Days of submitting the withdrawal request before any waiver benefit is provided. If the Withdrawal Charge waiver form is not submitted within 10 Business Days of the withdrawal request, it is considered that the claimant complied with the claim requirements if the claimant submits written proof covering the occurrence, the character of and the extent of the occurrence for which the claim is made. If the claim is denied by AXA Equitable, the withdrawal will not be processed until the claimant is notified of the denial and is provided with the opportunity to accept or reject the withdrawal proceeds, including any applicable Withdrawal Charge. The withdrawal shall not prejudice the waiver of any Withdrawal Charge while the Withdrawal Charge waiver benefit is applicable.

[Applicable to Contracts without the ROP DB Rider] [For purposes of Withdrawal Charge waiver items 1 through [6] reference to “Owner” means: (a) under Joint Owner Contracts, the older of the Owner and Joint Owner and (b) under Contracts owned by Non-Natural Owner(s), the Annuitant, or the older of the Annuitant and Joint Annuitant, if applicable.]

[Applicable to Contracts with the ROP DB Rider] [For purposes of Withdrawal Charge waiver items 1 through [6] reference to “Owner” means: (a) under Joint Owner Contracts, the original Owner (or the surviving Joint Owner, if applicable), and (b) under Contracts owned by Non-Natural Owner(s), the original Annuitant.]

No Withdrawal Charge will apply in these events:

1.	[the [original] Owner dies [(or the surviving Joint Owner, if applicable)] and the Death Benefit is payable.

2.	the receipt by us of a properly completed form electing application of the Annuity Account Value to be used to purchase a life annuity, as described in Section 8.05.

3.	the Owner has qualified to receive Social Security disability benefits as certified by the Social Security Administration.

4.	we receive proof satisfactory to us that the Owner ’s life expectancy is six months or less (such proof must include, but is not limited to, certification by a U.S. licensed physician).

5.

the Owner has been confined to a nursing home for a 90 day period (or such other period, if required in your state) as verified by a U.S. licensed physician. A nursing home for this purpose means one which is (i) approved by Medicare as a provider of skilled nursing care services, or (ii) licensed as a skilled nursing home by the state or territory in which it is located (it must be within the United States, Puerto Rico, U.S. Virgin Islands, or Guam) and meets all the following:

•	its main function is to provide skilled, intermediate or custodial nursing care;

•	it provides continuous room and board to three or more persons;

•	it is supervised by a registered nurse or practical nurse;

•	it keeps daily medical records of each patient;

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•	it controls and records all medications dispensed; and

•	its primary service is other than to provide housing for residents.

[Item 6 below applies only to NQ, Traditional IRA and Roth IRA Contracts]

[6.]	[The Spousal Continuation option is elected and the surviving spouse withdraws Contributions made prior to the original Owner’s death.]

[Item 7 below applies only to NQ, Traditional IRA and Roth IRA Contracts]

[7.]	[A Death Benefit is payable and the Beneficiary Continuation Option is elected.]

[Item 8 below will apply only to Traditional IRA and Roth IRA Contracts]

[8.]

[A withdrawal is made under our Automatic Required Minimum Distribution Withdrawal Service. However, in each Contract Year, the amount of the Required Minimum Distribution withdrawal is included in determining whether subsequent withdrawals during the Contract Year exceed the Free Withdrawal Amount.]]

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